NICOR Inc.
                                                         Form 10-K/A
                                                         Exhibit 99.01






                REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the NI-Gas Savings Investment
  Plan Committee:


We have audited the accompanying statements of net assets available for benefits, with fund information, of the NI-Gas Savings Investment Plan as of December 31, 1996 and 1995, and the related statements of changes in net assets available for benefits, with fund information, for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits, with fund information, of the Plan as of December 31, 1996 and 1995, and the changes in net assets available for benefits, with fund information, for the years then ended in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The fund information in the statements of net assets available for benefits, with fund information, and the statements of changes in net assets available for benefits, with fund information, is presented for additional analysis rather than to present the net assets available for benefits and changes in net assets available for benefits of each fund. The fund information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


                                       ARTHUR ANDERSEN LLP
                                       Arthur Andersen LLP


Chicago, Illinois
June 26, 1997

NI-Gas Savings Investment Plan
Statement of Net Assets Available for Benefits, with Fund Information

                                                                      December 31, 1996
                                    NICOR       Stated    Common Stock International    Balanced      Small
                                 Stock Fund   Return Fund  Index Fund    Stock Fund       Fund      Stock Fund      Total
Assets:

Investment in NI-Gas Savings
  Investment and Thrift Trust   $  9,566,839 $ 73,069,160 $ 16,205,906 $  6,277,979  $  7,167,606 $  6,599,091 $118,886,581

Miscellaneous receivable              27,575      131,031            -            -             -      107,581      266,187
                                   9,594,414   73,200,191   16,205,906    6,277,979     7,167,606    6,706,672  119,152,768

Liabilities:

Miscellaneous payable                     40          547      219,975       24,268        73,205        1,296      319,331

Net Assets Available for Benefits$  9,594,374$ 73,199,644 $ 15,985,931 $  6,253,711  $  7,094,401 $  6,705,376 $118,833,437




                                                                      December 31, 1995
                                    NICOR       Stated    Common Stock International   Balanced      Small
                                 Stock Fund   Return Fund  Index Fund    Stock Fund      Fund      Stock Fund      Total
Assets:

Investment in NI-Gas Savings
  Investment and Thrift Trust   $  7,188,096 $ 73,566,912 $ 12,329,539 $  5,585,566  $  5,180,651 $  4,375,314 $108,226,078

Miscellaneous receivable              13,239       89,717      244,485      200,179       157,920      139,426      844,966
                                   7,201,335   73,656,629   12,574,024    5,785,745     5,338,571    4,514,740  109,071,044

Liabilities:

Miscellaneous payable                187,346      217,505            -            -             -            -      404,851

Net Assets Available for Benefits$  7,013,989$ 73,439,124 $ 12,574,024 $  5,785,745  $  5,338,571 $  4,514,740 $108,666,193


<F1>
The accompanying notes are an integral part of this statement.

NI-Gas Savings Investment Plan
Statement of Changes in Net Assets Available for Benefits, with Fund Information

                                                                      December 31, 1996
                                    NICOR       Stated    Common Stock International   Balanced      Small
                                 Stock Fund   Return Fund  Index Fund    Stock Fund      Fund      Stock Fund      Total
Net increase in Plan assets from
investment activities of the
NI-Gas Savings Investment
and Thrift Trust                $  2,566,434 $  5,063,075 $  2,933,700 $    371,728  $  888,781   $  904,497   $ 12,728,215

Contributions:
Participants                         333,904    1,150,734      693,010      393,534     426,110      487,986      3,485,278
Employer                             147,463      497,799      287,491      157,184     175,765      199,295      1,464,997

Distributions to participants       (435,576)  (5,257,857)    (962,345)    (593,372)   (750,547)    (416,920)    (8,416,617)

Transfers                            (31,840)  (1,693,231)     460,051      138,892   1,015,721    1,015,778        905,371

Net increase (decrease)            2,580,385     (239,480)   3,411,907      467,966   1,755,830    2,190,636     10,167,244

Net assets available for benefits
at beginning of year               7,013,989   73,439,124   12,574,024    5,785,745   5,338,571    4,514,740    108,666,193

Net assets available for benefits
at end of year                  $  9,594,374 $ 73,199,644 $ 15,985,931 $  6,253,711  $7,094,401   $6,705,376   $118,833,437



                                                                      December 31, 1995
                                    NICOR       Stated    Common Stock International   Balanced      Small
                                 Stock Fund   Return Fund  Index Fund    Stock Fund      Fund      Stock Fund      Total
Net increase in Plan assets from
investment activities of the
NI-Gas Savings Investment
and Thrift Trust                $  1,394,510 $  5,382,790 $  3,027,896 $    610,101  $  873,718   $  765,616   $ 12,054,631

Contributions:
Participants                         342,925    1,447,708      509,268      477,051     282,658      319,161      3,378,771
Employer                             154,031      638,494      214,777      189,098     122,712      132,727      1,451,839

Distributions to participants       (438,261)  (5,429,041)    (450,405)    (275,254)   (245,909)    (201,906)    (7,040,776)

Transfers                            (32,179)  (3,123,237)   1,405,909     (689,710)  1,495,621    1,156,895        213,299

Net increase (decrease)            1,421,026   (1,083,286)   4,707,445      311,286   2,528,800    2,172,493     10,057,764

Net assets available for benefits
at beginning of year               5,592,963   74,522,410    7,866,579    5,474,459   2,809,771    2,342,247     98,608,429

Net assets available for benefits
at end of year                  $  7,013,989 $ 73,439,124 $ 12,574,024 $  5,785,745  $5,338,571   $4,514,740   $108,666,193

<F1>
The accompanying notes are an integral part of this statement.

                    NI-GAS SAVINGS INVESTMENT PLAN
                   NOTES TO THE FINANCIAL STATEMENTS


PLAN INFORMATION

The following description of the NI-Gas Savings Investment Plan (the Plan) provides only general information. Participants should refer to the Plan agreement for more detailed information.

The Plan. The Plan is a defined contribution plan which was established on July 1, 1973 to provide supplemental retirement security to substantially all employees of Northern Illinois Gas Company (Northern Illinois Gas) not represented by a collective bargaining agreement. The funds of the Plan are commingled with the funds of the NI-Gas Thrift Plan and held for safekeeping and investment by the NI-Gas Savings Investment and Thrift Trust (the Trust). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

Plan Administration. Authority to control and manage the operation and administration of the Plan is vested in a committee appointed by the Board of Directors of Northern Illinois Gas. Under the terms of a trust agreement, LaSalle National Trust, N.A. acts as trustee for the Trust and holds the investments of the Plan. Administrative expenses associated with operation of the Plan are paid from the Plan assets.

Contributions. The participant may elect to make either tax-deferred or after-tax contributions, or any combination thereof, by payroll deduction, that are partially matched by Northern Illinois Gas.

Vesting and Forfeitures. The participant's contributions and earnings thereon are fully vested. Northern Illinois Gas' contributions and earnings thereon are vested after the participant's completion of five years of service, the participant's death while employed by Northern Illinois Gas or retirement.

If the participant's interest in Northern Illinois Gas' contributions and earnings thereon is not vested, such interest will be forfeited if the participant's employment with Northern Illinois Gas or an affiliate is terminated and the participant is not reemployed within five years by Northern Illinois Gas or an affiliate. Any amounts forfeited by a participant are applied to reduce the amount of Northern Illinois Gas' contributions under the Plan. Forfeitures for 1996 and 1995 totalled $26,938 and $16,830, respectively.

Suspensions and Withdrawals. The participant may suspend contributions by written notification filed with the Plan administration committee. The participant will not cease to be a participant during the suspension period.

The participant may elect, under certain conditions, to withdraw participant contributions and earnings thereon prior to termination of employment. Northern Illinois Gas' matching contributions and earnings thereon will not be distributed until the vested participant's employment has been terminated.

Plan Termination. Northern Illinois Gas expects to continue the Plan indefinitely, but reserves the right to amend or discontinue it at any time subject to the provisions of ERISA. In the event of plan termination, participants will become fully vested in their account balances.

                   NI-GAS SAVINGS INVESTMENT PLAN
             NOTES TO THE FINANCIAL STATEMENTS (Continued)


ACCOUNTING POLICIES

Investment Balance. The Plan states its investment in the Trust at the underlying value of the investments of the Trust as follows:

Group annuity contracts are recorded at contract value. Contract value represents contributions made plus interest at the various contract rates, less Plan withdrawals and administrative expenses. The aggregate market value of the group annuity contracts at December 31, 1996 and 1995, is approximately $139.8 million and $151.6 million, respectively. Estimated market value is based on a variety of factors, such as contract terms, interest rate, maturity date and credit worthiness of the issue. For the year ended December 31, 1996 and 1995, the average yield, which approximated the crediting interest rate, was approximately 7.3 percent and 7.5 percent, respectively.

The market value for NICOR Inc. Common Stock is based on the closing price on the New York Stock Exchange.

The market value of the units of the Collective Investment Index Fund, which is a commingled fund invested entirely in common stocks representative of the Standard and Poor's 500 Stock Index (S&P 500), is determined by Harris Investment Management Inc. based on the underlying value of the investments in the fund.

The European, Australian and Far Eastern Index Fund (EAFE) is a commingled investment fund comprised primarily of common stocks of non-North American companies. Units of the fund are valued monthly on a dollar basis. The underlying securities of the fund are valued on the basis of local currencies. The relationship between the dollar and foreign currencies varies over time. Translating the value of foreign securities from local currency to the dollar can add to or detract from investment results based on the currency relationship.

The DFA 6-10 Institutional Portfolio is a registered investment company fund which invests primarily in a diverse group of common stocks of small capitalization U.S. companies. The market value of the shares of the Portfolio is based on the underlying value of the investments of the Portfolio.

The Equity Index Fund invests entirely in common stocks representative of the S&P 500. The Broad Market Fixed Income Index Fund invests in bonds representative of a broad mix of U.S. Treasury, corporate and mortgage securities having maturities generally between one and 30 years. The Russell 2500 Index Fund invests in common stocks representative of 2,500 domestic companies that are typically smaller than those found in the S&P 500. The market value of the units of these funds is determined by Bankers Trust Company based on the underlying value of the investments in the funds.

Allocation Provisions. The Trust's net investment gain is allocated monthly to the Plan based on the beginning ratio of the Plan's investment balance to total Trust investments.

INCOME TAXES

The Internal Revenue Service has determined and informed Northern Illinois Gas by a letter dated September 27, 1995, that the Plan is qualified and the Trust established under the Plan is tax exempt under Section 401(a) of the Internal Revenue Code (the Code). The Plan's management believes that the Plan and related Trust continue to be designed and operated in compliance with the requirements of the Code.

                 NI-GAS SAVINGS INVESTMENT PLAN
            NOTES TO THE FINANCIAL STATEMENTS (Continued)


NET TRANSFER FROM NI-GAS THRIFT PLAN

If an employee transfers between the Plans, their account balance is transferred into a new account in their current plan. During 1996 and 1995, a net transfer of $905,371 and $213,299, respectively, was made from the NI-Gas Thrift Plan to the NI-Gas Savings Investment Plan.

TRUST FINANCIAL INFORMATION

The following schedules present the Trust's net assets as of December 31, 1996 and 1995, the increase in the Trust net assets derived from investment activities for the years then ended and the Plan's share of each:

                             Net Assets in Trust

                                                      December 31
                                                 1996             1995
Assets

Group Annuity Contracts:
  New York Life Insurance Company            $ 21,197,024     $ 21,774,426
  Aetna Life Insurance Company                 18,219,879       23,353,589
  Continental Assurance Company                14,420,362       20,211,705
  Hartford Life Insurance Company              12,540,712       13,162,191
  Protective Life Insurance Company            11,201,971                -
  SunAmerica Life Insurance Company            11,180,228                -
  Allstate Life Insurance Company              10,423,620       10,650,033
  Principal Mutual Life Insurance Company       9,430,474       14,316,246
  Peoples Security Life Insurance Company       6,516,125                -
  Combined Insurance Company of America         6,354,623        6,604,745
  Great-West Life & Annuity Insurance
   Company                                      4,600,708       14,058,995
  John Hancock Mutual Life Insurance
   Company                                      3,877,426        6,028,578
  Prudential Insurance Company
   of America                                   3,830,295        8,369,636
  Metropolitan Life Insurance Company           3,808,589        4,185,582

NICOR Inc., Common Stock*                      25,273,440       19,973,974

Index Funds:
  Collective Investment Index Fund             25,847,948       19,258,892
  DFA 6-10 Institutional Portfolio             11,177,015        7,187,805
  EAFE Index Fund                               9,663,784        8,492,943
  Equity Index Fund                             5,970,042        4,303,879
  Broad Market Fixed Income Index Fund          5,005,547        3,483,219
  Russell 2500 Index Fund                         615,596          412,768

Other assets                                    2,244,674        2,442,733

                                              223,400,082      208,271,939
Liabilities

Operating payables                                264,439          249,640

Net assets in Trust                          $223,135,643     $208,022,299

Plan's interest in Trust net assets          $118,886,581     $108,226,078

*  Denotes Party-in-Interest Investment.

                        NI-GAS SAVINGS INVESTMENT PLAN
                NOTES TO THE FINANCIAL STATEMENTS (Concluded)


TRUST FINANCIAL INFORMATION (Concluded)

                         Trust Investment Activities

                                                Year Ended December 31
                                                 1996              1995
Investment income:
  Interest                                   $ 10,253,039     $ 10,648,174
  Dividends                                       952,860          913,174
  Net appreciation in market value
   of investments                               5,926,190        3,412,456
  Net investment gain from common/
   collective trusts                            6,792,574        7,085,347
  Net investment gain from a
   registered investment company                1,160,926        1,222,312

                                               25,085,589       23,281,463

Administrative expenses                          (283,470)        (302,255)

Increase in Trust net assets
  derived from investment activities         $ 24,802,119     $ 22,979,208

Net increase in Plan assets from
  investment activities                      $ 12,728,215     $ 12,054,631


RECONCILIATION TO FORM 5500

At December 31, 1996 and 1995, the Plan had $1,618,705 and $1,851,572,
respectively, of pending participant distributions. Pending distributions are recorded as a liability in the Plan's Form 5500; however, they are not recognized as liabilities in the accompanying financial statements. These distributions are reflected in the statement of changes in net assets available for benefits when actually paid.